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                                                                    EXHIBIT 11.1

           STATEMENT REGARDING CALCULATION OF NET INCOME PER SHARE (1)

                      (in thousands, except per share date)

                                                      Year Ended June 30,
                                               ---------------------------------
                                                1996         1995         1994
                                               -------      -------      -------
Net income ..............................      $ 2,716      $   448      $ 2,263
                                               =======      =======      =======
Weighted average shares outstanding:
   Common stock .........................       10,180        9,520        9,187
   Common stock issuable upon exercise of
     stock options ......................          513          443           --
   Common stock issuable upon exercise of
     stock options granted from March 31,
     1995 through June 10, 1996 (2) .....          674          713          713
                                               -------      -------      -------
Weighted average common shares and
   equivalents ..........................       11,367       10,676        9,900
                                               =======      =======      =======
Net income per share ....................      $  0.24      $  0.04      $  0.23
                                               =======      =======      =======


(1) This exhibit should be read in conjunction with Note 1 of Notes to Consolidated Financial Statements.

(2) Stock options granted (using the treasury stock method and the initial public offering price) have been included in the calculation of common equivalent shares as if they were outstanding for all periods presented through June 10, 1996.